Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 63 to the registration statement on Form N-1A (“Registration Statement”) of our report dated December 17, 2007, relating to the financial statements and financial highlights which appears in the October 31, 2007 Annual Report to Shareholders of Thrivent Mutual Funds, and of our report dated February 15, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report of Shareholders of Thrivent Real Estate Securities Fund and Thrivent Diversified Income Plus Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Minneapolis, Minnesota

February 20, 2008